SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.          )

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[ ]	Definitive Additional Materials

[ ]	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-2.

PAXAR CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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Dear Fellow Shareholders:

We take pleasure in inviting each of you to attend Paxar Corporation’s Annual Meeting of Shareholders on Tuesday, April 30, 2002, at 9:30 a.m. at the Hotel Intercontinental New York, 111 East 48th Street, New York, New York. We are also pleased to provide you with your Company’s 2001 Annual Report and the Proxy Statement attached to this letter.

We are pleased that Joyce F. Brown, Ph.D., who was elected to our Board last November, is a nominee for the first time. Dr. Brown is President of the Fashion Institute of Technology in New York City.

At this year’s Annual Meeting, you will be asked to re-elect four Directors to two-year terms, and to elect Dr. Brown to a two-year term. As Shareholders of record, you can vote your shares at the 2002 Annual Meeting by marking your votes on the enclosed proxy card, signing and dating it, and mailing it in the enclosed envelope, or by voting electronically over the Internet or by phone pursuant to the instructions included with your proxy card.

If you will need special assistance to attend the meeting, please contact Paxar’s Secretary at the address above.

Very truly yours,

Arthur Hershaft Chairman of the Board	Paul J. Griswold President and Chief Executive Officer
March 29, 2002
YOUR VOTE IS IMPORTANT
PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD
OR CAST YOUR VOTE OVER THE INTERNET OR BY PHONE
PER THE INSTRUCTIONS INCLUDED WITH YOUR PROXY CARD

Paxar Corporation

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

April 30, 2002, 9:30 a.m.

Hotel Intercontinental New York
111 East 48th Street
New York, New York 10017

To the Shareholders of Paxar Corporation:

We will hold the Annual Meeting of Shareholders of Paxar Corporation, a New York corporation, at the time and place indicated above. The items of business to be placed before the Meeting are:

1.	To elect five Directors to serve for two-year terms; and

2.	To transact any other business as may properly come before the Meeting.

These items are more fully described in the following pages, which are hereby made part of this Notice. You must be a Shareholder of record at the close of business on March 20, 2002 to be entitled to notice of the 2002 Annual Meeting and to vote at the 2002 Annual Meeting.

By Order of the Board of Directors,

Robert S. Stone, Vice President and Secretary

White Plains, New York

March 29, 2002

YOUR VOTE IS IMPORTANT

Whether or not you plan to attend the 2002 Annual Meeting, please promptly complete, sign and date your enclosed proxy card, which is solicited by the Board of Directors, and return it to us in the enclosed envelope, or vote electronically or by phone pursuant to the instructions included with your proxy card. You may revoke your proxy at any time before it is voted. If you do execute a proxy, you may still attend the 2002 Annual Meeting and vote in person if you prefer.

INFORMATION ABOUT THE ANNUAL MEETING
Information About Attending the Annual Meeting
Information About this Proxy Statement
Information About Voting
Information About Votes Necessary for Action to be Taken
ACTIONS TO BE TAKEN AT THE ANNUAL MEETING
PROPOSAL 1. ELECTION OF FIVE DIRECTORS FOR TWO-YEAR TERMS.
Biographical Information about Nominees with Terms to Expire in 2004
Biographical Information about Directors Continuing in Office Whose Terms Expire in 2003
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Option Grants in Last Fiscal Year
Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option Values
Compensation of Directors
Employment Contracts and Termination of Employment and Change of Control Arrangements
PERFORMANCE GRAPH
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
INDEPENDENT ACCOUNTANTS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Information About the Annual Meeting	1
Information About Attending the Annual Meeting	1
Information About this Proxy Statement	1
Information About Voting	1
Information About Votes Necessary for Action to Be Taken	2
Actions to be Taken at the Annual Meeting	3
PROPOSAL 1: ELECTION OF FIVE DIRECTORS FOR TWO YEAR TERMS	3
Biographical Information About Nominees	3
Biographical Information about Directors	5
MEETINGS OF THE BOARD OF DIRECTORS AND INFORMATION REGARDING COMMITTEES	6
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	9
EXECUTIVE COMPENSATION	11
Option Grants in Last Fiscal Year	12
Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option Values	13
Compensation of Directors	13
Employment Contracts and Termination and Change of Control Arrangements	13
Compensation Committee Interlocks and Insider Participation	17
Report of the Executive Development and Compensation Committee of the Board of Directors on Executive Compensation	17
PERFORMANCE GRAPH	18
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	20
INDEPENDENT ACCOUNTANTS	21
Section 16(a) Beneficial Reporting Compliance	22
Deadline for Receipt of Shareholder Proposals	22
Paxar’s Annual Report on Form 10-K	22

i

Paxar Corporation

105 Corporate Park Drive
White Plains, New York 10604
(914) 697-6800

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

INFORMATION ABOUT THE ANNUAL MEETING

Information About Attending the Annual Meeting

Our 2002 Annual Meeting of Shareholders will be held on Tuesday, April 30, 2002, at the Hotel Intercontinental New York, 111 East 48th Street, New York, New York 10017, at 9:30 a.m. All Shareholders of record at the close of business on March 20, 2002, may attend and vote at the Annual Meeting.

Information About this Proxy Statement

We sent you this Proxy Statement and the enclosed Proxy Card because our Board of Directors is soliciting your proxy to vote your shares at the Annual Meeting. This Proxy Statement summarizes information that we are required to provide to you under the rules of the Securities and Exchange Commission and that is designed to assist you in voting your shares. We began mailing these proxy materials on March 29, 2002 to all Shareholders of record at the close of business on March 20, 2002. We will bear the entire expense of soliciting these proxies by use of the mails.

Information About Voting

You can vote on matters coming before the Annual Meeting by proxy or directly on the Internet, by telephone or in person. You may vote for all, some or none of the nominees for Director.

If you vote by proxy, you can vote by signing, dating and returning the proxy card. If you do this, the individuals named on the card will be your proxies and they will vote your shares in the manner you indicate.

If you do not indicate instructions on the card, your proxies will vote your shares FOR the election of all management nominees for Director.

Most Shareholders will also be able to vote electronically over the Internet or by telephone. Please see the instructions included with your proxy card, if you are interested in voting by one of these methods.

The Board of Directors anticipates that all of the nominees will be available to serve and does not know of any other matters that may be brought before the Annual Meeting. If any other matter should come before the Annual Meeting or any of the nominees for Director is unable to, or for good cause declines to, serve, your proxies will have discretionary authority to vote in accordance with their best judgment on such matters unless the proxy card is marked to the contrary.

If you want to vote in person, you may attend the Annual Meeting and cast your vote there. You may do this even if you have signed and returned the enclosed proxy card. In that case any earlier proxy you may have returned will be considered to be revoked. You may also revoke your proxy at any time before it is voted by sending a written notice of revocation to our Secretary, Robert S. Stone. If you vote by telephone or on the Internet and wish to change your vote, you should call the toll-free number or go to the Internet site, as applicable, and follow the instructions for changing your vote.

If you want to vote at the 2002 Annual Meeting, but your shares are held in the name of a broker or other nominee, you should obtain a proxy from your nominee naming you as its proxy to vote the shares.

Information About Votes Necessary for Action to be Taken

As of March 20, 2002, there were 39,470,775 shares of our common stock issued and outstanding. The common stock is the only outstanding class of securities entitled to vote. Each share has one vote. Only Shareholders of record as of the close of business on March 20, 2002 will be entitled to vote at the Annual Meeting. A list of Shareholders entitled to vote at the Annual Meeting will be available at the Annual Meeting for examination by any Shareholder. The presence at the Annual Meeting, either in person or by proxy, of holders of at least a majority of the shares outstanding on March 20, 2002, is necessary to have a quorum allowing us to conduct business at the Annual Meeting.

The following votes are required at the Annual Meeting:

•	A plurality of all the votes cast for Directors will elect five Directors for two-year terms at the Annual Meeting. This means that the five nominees for Director with the most votes will be elected.

•	The affirmative vote by the holders of a majority of the votes cast is required for such other business as may properly come before the meeting.

You may withhold authority to vote for any or all of the nominees for Director and may abstain from voting on any other matter that may come before the meeting. Proxies marked “abstain” with respect to proposals other than the election of Directors and proxies marked to deny discretionary authority on all other matters will only be counted for the purpose of determining the presence of a quorum. In addition, where brokers are prohibited from exercising discretionary authority for beneficial owners who have not provided voting instructions (commonly referred to as “broker non-votes”), those shares will not be included in the vote totals.

ACTIONS TO BE TAKEN AT THE ANNUAL MEETING

PROPOSAL 1. ELECTION OF FIVE DIRECTORS FOR TWO-YEAR TERMS.

Our Board consists of two classes of Directors, each of which is elected in alternate years and serves for a two-year term and until their successors are duly elected and qualified. At this year’s Annual Meeting, three persons, all incumbents who have served a two-year term, have been nominated to be elected to the Board. In addition, David L. Kolb, who was elected to our Board at our 2001 Annual Meeting, and Dr. Joyce F. Brown, who was elected to our Board last November, have each been nominated to be elected to the Board for a two-year term.

Proxies not marked to the contrary will be voted “FOR” the election of the following five persons:

Name	Age	Position with the Company	Director Since

Arthur Hershaft	64	Chairman and Director	1961
Jocye F. Brown	55	Director	2001
David L. Kolb	63	Director	2001
Thomas R. Loemker	71	Director	1987
James C. McGroddy	65	Director	1998

Biographical Information about Nominees with Terms to Expire in 2004

Arthur Hershaft has served as Chairman of the Board since 1986. He also served as Chief Executive Officer of the Company from 1980 through August 2001. Mr. Hershaft is a member of the Board of Overseers of the Albert Einstein College of Medicine of Yeshiva University and is a member of its Budget and Finance Committee.
Joyce F. Brown, Ph.D. has been the President of the Fashion Institute of Technology (FIT), a specialized college of art and design, business and technology of the State University of New York since 1998. Prior to her appointment at FIT, Dr. Brown served the City University of New York from 1968 in a variety of positions, most recently as Professor of Clinical Psychology at CUNY’s Graduate School and University Center, where she is now Professor Emerita. Among her roles at CUNY, Dr. Brown served as acting President of Bernard Baruch College and Vice Chancellor for Urban Affairs and Development. She was Deputy Mayor of the City of New York during the administration of Mayor David Dinkins. Dr. Brown serves on numerous public, education and corporate boards, including Polo Ralph Lauren Corp., Unity Mutual Life Insurance Co., United States Enrichment Corp., New York City Outward Bound, and the Women’s Committee of the Central Park Conservancy.

David L. Kolb is the Chairman of the Board of Directors of Mohawk Industries, Inc. He joined Mohawk in 1980 and was Chief Executive Officer from 1988 until January 1, 2001. Mohawk is a major producer of woven and tufted broadloom carpet and rugs, principally for residential applications. Previously, Mr. Kolb spent 19 years with Allied Signal Corporation, last serving as Vice President and General Manager of the Home Furnishings Business area. He is past Chairman and a member of the Board of Directors and Executive Committee of the Carpet and Rug Institute. Mr. Kolb serves on the Board of Directors of Chromcraft Revington Corporation and the Board of Trustees for Oglethorpe University. In 1999, he was appointed by the Governor to the Board of Georgia Industry, Trade and Tourism and the Georgia Rural Development Council.
Thomas R. Loemker was Vice Chairman of the Board of Directors from September 1992 until September 1994. Mr. Loemker was also Chairman of the Board of Directors of Monarch Marking Systems, Inc. from 1995 to 1997, when he retired.
James C. McGroddy, Ph.D., has been a self-employed consultant since 1997. Dr. McGroddy was employed by International Business Machines Corporation in various capacities from 1965 through December 1996. From January 1996 through December 1996, Dr. McGroddy served as Senior Vice President and Special Advisor to the Chairman of IBM. From May 1989 to December 1995, Dr. McGroddy was Senior Vice President of Research of IBM with responsibility for approximately 2,500 technical professionals in IBM’s seven research laboratories around the world. Dr. McGroddy is the Chairman of the Board of MIQS, a Colorado-based healthcare information technology company. He serves as Vice Chairman of the Board of Phelps Memorial Hospital Center, Sleepy Hollow, New York, and on the Board of the Stellaris Healthcare Network in Westchester County, New York. He is also a trustee of St. Joseph’s University in Philadelphia, Pennsylvania and of the Guglielmo Marconi Foundation.

The terms of the following five Directors do not expire until 2003, and accordingly, no vote is being taken on their re-election at this Annual Meeting. All of the following Directors are incumbents who were previously elected by the Shareholders.

Name	Age	Position with the Company	Director Since

Jack Becker	66	Director	1968
Leo Benatar	72	Director	1996
Paul J. Griswold	50	President, Chief Executive Officer and Director	2000
Victor Hershaft	59	Director	1989
David E. McKinney	67	Director	1992

Biographical Information about Directors Continuing in Office Whose Terms Expire in 2003

Jack Becker is a practicing attorney in New York State and has been a principal of the law firm of Snow Becker Krauss P.C., our outside counsel since 1977. We have retained that firm as our principal outside counsel for more than the past three years, and we expect to retain it in that capacity for the current fiscal year. Mr. Becker is a director of AFP Imaging Corporation.
Leo Benatar is an Associated Consultant with A.T. Kearney, Inc. Mr. Benatar was Chairman of the Board and Chief Executive Officer of Engraph, Inc. from 1981 to 1996. From 1992 to 1996, he was also a director and senior vice president of Sonoco Products, which acquired Engraph in 1992. Mr. Benatar is a member of the Board of Directors of Mohawk Industries, Inc., Interstate Bakeries Corporation, and Aaron Rents, Inc. He was chairman of the Federal Reserve Bank of Atlanta from 1993 until January 1996.
Paul J. Griswold was elected President and Chief Executive Officer in August 2001. He had previously served as our President and Chief Operating Officer since February 2000. Prior to that time, Mr. Griswold was Senior Vice President, Protective Packaging and International Operations, at Pactiv Corporation, formerly Tenneco Packaging. Prior to joining Tenneco in 1994, he was Vice President of Packaging Development and Procurement for Pepsi International.

Victor Hershaft served as our Vice Chairman from December 1998 and President of Apparel Identification from January 1998 prior to his retirement on December 31, 2001. He is now a consultant to the Company. Prior to that time he served in various executive capacities with us since 1989. Victor Hershaft and Arthur Hershaft are first cousins.
David E. McKinney has been the President of the Metropolitan Museum of Art since February 1999. He is also the Executive Secretary of the Thomas J. Watson Foundation and Director of the Thomas J. Watson Fellowship Program. Mr. McKinney was previously employed by International Business Machines Corporation in various capacities from 1956 until 1992, including Senior Vice President and a Member of Corporate Management Board. Mr. McKinney is a member of the Board of Directors of Organization Resource Counselors, International Executive Service Corps, and the New York Philharmonic. Mr. McKinney is also a fellow of Brown University.

MEETINGS OF THE BOARD OF DIRECTORS AND

INFORMATION REGARDING COMMITTEES

The Board of Directors held five meetings in 2001. All Directors attended at least 75% of the total number of Board meetings and of the meetings of committees on which each Director served.

The Board of Directors has three standing committees, the Audit Committee, the Executive Development and Compensation Committee, and the Nominating and Governance Committee.

The Audit Committee is composed of Thomas R. Loemker (Chairman), David L. Kolb and James C. McGroddy. The duties of the Audit Committee include recommending the engagement of independent auditors and reviewing and considering actions of management in matters relating to audit functions. The Committee reviews our Code of Business Ethics compliance program, as well as the Company’s environmental, health and safety program. The Committee also reviews, prior to publication, the quarterly earnings releases and our reports to the SEC on Form 10-K and Form 10-Q. The Audit Committee held six meetings in 2001.

Report of the Audit Committee

Our Committee meets with Paxar’s independent auditors, both with and without management present, to review the scope and results of the audit engagement, the system of internal controls and procedures, and the effectiveness of procedures intended to prevent violations of laws and regulations. In response to the SEC’s rules amendments to its requirements regarding Auditor Independence, effective February 5, 2001, and in accordance with the Audit Committee Charter, as adopted by the Committee and approved by the Board on November 16, 1999, we reviewed all services performed by Arthur Andersen LLP for the Company in 2001, within and outside the scope of the quarterly and annual auditing function.

For the year 2001, the Company paid the auditors:

AUDIT FEES — $772,000.

FINANCIAL INFORMATION SYSTEM DESIGN AND IMPLEMENTATION FEES — $0.

ALL OTHER FEES — $537,000. These payments constitute all the fees that the Company paid to Arthur Andersen for non-audit services in 2001. Approximately half of these fees were for U.S. and non-U.S. tax services, including return preparation, review and consulting. The remainder was for statutory and employee benefit plans audits, actuarial services and due diligence related to acquisitions in France and Mexico.

At our March 11, 2002 meeting, we reviewed the non-audit services listed above and determined that such services were compatible with the preservation of the independent status of the auditors.

We reviewed and discussed the audited financial statements for 2001 with management and discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended by SAS Nos. 89 and 90. Also at the March 11, 2002 meeting, we received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1. Their letter, dated January 29, 2002 and presented at our March 11, 2002 meeting, states that they acted as independent accountants with respect to the Company. We discussed their independence with them. Based on the review and discussions referred to above, we recommended to the Board of Directors that the audited financial statements be included in the Paxar’s Annual Report on Form 10-K for 2001 for filing with the SEC.

At our meeting on July 17, 2001, we reviewed our Charter, which had been disseminated to Shareholders as Appendix A to the 2000 Proxy Statement. We determined that the Charter continues to state appropriate guiding principles for the Committee. We did agree, however, that an amendment, although not mandatory, should be adopted to reflect the Committee’s oversight responsibility with regard to the new position of Vice President, Internal Audit. We agreed to so amend the Charter at the next time other amendments were required by statutory or regulatory authorities. At its February 1, 2002 meeting, the Board of Directors concluded that our Charter continues to meet applicable standards and that the Audit Committee members continue to have the independence and expertise to serve on the Committee pursuant to all relevant criteria.

The section captioned, “Independent Accountants,” on page 21 of this Proxy Statement, is incorporated into this Report.

Signed:            Thomas R. Loemker, Chairman

                        David L. Kolb
                        James C. McGroddy

The Executive Development and Compensation Committee is composed of Leo Benatar (Chairman), David L. Kolb and David E. McKinney. The duties of this Committee include approving the compensation arrangements for the top five executives, approving the Annual Incentive Plan, authorizing the issuance of options and other stock-based awards under the Paxar 2000 Long-Term Performance and Incentive Plan, and monitoring the compensation and incentive programs for all of our executives. The Committee recommended to the Board on February 1, 2002, and the Board approved, an expansion of its role to include executive development and succession planning as part of its oversight of executive compensation. The Board also approved the assumption by the Committee of the responsibility for evaluating the performance of the Chief Executive Officer. To reflect the expanded scope of the Committee, the Board approved changing its name from “the Compen-

sation Committee” to “the Executive Development and Compensation Committee.” The Executive Development and Compensation Committee held five meetings in 2001.

The Nominating and Governance Committee is composed of Jack Becker (Chairman), Leo Benatar, Joyce F. Brown and James C. McGroddy. The duties of this Committee include recommending nominees to the Board of Directors, reviewing issues of public and social interest affecting the Company, advising the Board and management on corporate governance matters, reviewing Director compensation, and evaluating and improving the effectiveness of the Board. On January 31, 2002, the Committee adopted a Charter specifying its duties and responsibilities to include those listed above.

Shareholders desiring to recommend director candidates for consideration by the Committee may do so by writing to the Secretary of the Company, giving the recommended candidate’s name, biographical data, and qualifications. The Nominating and Governance Committee held three meetings in 2001.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND MANAGEMENT

The following table indicates how many shares of common stock were beneficially owned, as of March 20, 2002, by (1) each person known by us to be the owner of more than 5% of the outstanding shares of common stock, (2) each Director, (3) our Chief Executive Officer and each of our other four most highly compensated officers and (4) all Directors and executive officers as a group. In general, “beneficial ownership” includes those shares a Director or executive officer has the power to vote or the power to transfer, and stock options and other rights to acquire common stock that are exercisable currently or become exercisable within 60 days. Except as indicated otherwise, the persons named in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them. We based our calculation of the percentage owned on 39,470,775 shares outstanding on March 20, 2002. The address of each of the Directors and executive officers listed below is c/o Paxar Corporation, 105 Corporate Park Drive, White Plains, New York 10604.

			Percentage of
	Amount and Nature		Outstanding
Name and Address	of Beneficial Ownership		Shares Owned

Arthur Hershaft	3,881,156	(1)	9.79%
Thomas R. Loemker	472,023	(2)	1.19%
Victor Hershaft	390,725	(3)	*
Jack Becker	172,218	(4)	*
Leo Benatar	50,944	(5)	*
Joyce F. Brown	6,000	(6)	*
Paul J. Griswold	236,450	(7)	*
David L. Kolb	11,000	(8)	*
James C. McGroddy	27,000	(9)	*
David E. McKinney	79,775	(10)	*
Jack R. Plaxe	181,131	(11)	*
James Wrigley	15,056	(12)	*
Merrill Lynch & Co., Inc.	2,560,099	(13)	6.11	%(13)
(On behalf of Merrill Lynch Investment Managers) World Financial Center, North Tower 250 Vesey Street New York, NY 10381
All directors and executive officers as a group (17 persons)	5,592,375	(14)	13.85%

*	Represents less than 1% of our outstanding common stock.

(1)	Includes 167,668 shares issuable upon the exercise of presently exercisable stock options. Does not include 182,321 shares issuable upon the exercise of stock options that are not presently exercisable. Also includes 158,553 shares held by a charitable foundation of which Mr. Hershaft is a trustee, of which shares Mr. Hershaft disclaims beneficial ownership, and over which shares Mr. Hershaft exercises shared voting and dispositive power.

(2)	Includes 42,312 shares issuable upon the exercise of presently exercisable stock options. Also includes 163,331 shares owned of record by Mr. Loemker’s wife, of which shares Mr. Loemker disclaims beneficial ownership.

(3)	Includes 131,446 shares issuable upon the exercise of presently exercisable stock options. Also includes 176,740 shares owned of record by Mr. Hershaft’s wife, of which shares Mr. Hershaft disclaims beneficial ownership. Does not include 37,500 shares issuable upon the exercise of stock options that are not presently exercisable.

(4)	Includes 60,623 shares issuable upon the exercise of presently exercisable stock options. Also includes 75,072 shares owned of record by Mr. Becker’s wife and 6,250 shares held by a charitable foundation of which Mr. Becker is the president, all of which shares Mr. Becker disclaims beneficial ownership.

(5)	Includes 44,021 shares issuable upon the exercise of presently exercisable stock options. Also includes 2,140 shares owned of record by Mr. Benatar’s wife, of which shares Mr. Benatar disclaims beneficial ownership.

(6)	Includes 6,000 shares issuable upon the exercise of presently exercisable stock options.

(7)	Includes 162,500 shares issuable upon the exercise of presently exercisable stock options and 16,666 shares of restricted stock that are not vested. Does not include 399,900 shares issuable upon the exercise of stock options that are not presently exercisable.

(8)	Includes 6,000 shares issuable upon the exercise of presently exercisable stock options.

(9)	Includes 24,000 shares issuable upon the exercise of presently exercisable stock options.

(10)	Includes 60,623 shares issuable upon the exercise of presently exercisable stock options. Also includes 1,406 shares owned of record by Mr. McKinney’s wife, of which shares Mr. McKinney disclaims beneficial ownership

(11)	Includes 131,281 shares issuable upon the exercise of presently exercisable stock options. Does not include 63,950 shares issuable upon the exercise of stock options that are not presently exercisable.

(12)	Includes 15,000 shares issuable upon the exercise of presently exercisable stock options. Also includes 56 shares owned of record by Mr. Wrigley’s child, of which shares Mr. Wrigley disclaims beneficial ownership. Does not include 52,500 shares issuable upon the exercise of stock options that are not presently exercisable.

(13)	Represents shares of common stock beneficially owned as of December 31, 2001, as indicated on the report on Form 13G filed by Merrill Lynch & Co., Inc., as parent holding company for Merrill Lynch Investment Managers, an operating division of Merrill Lynch & Co., consisting of its indirectly-owned asset management subsidiaries that hold shares of our common stock. Merrill Lynch & Co. exercises shared voting and dispositive power with respect to all of these shares. The percentage of outstanding shares owned is based on the number of shares outstanding on February 5, 2002, and assumes no acquisition or disposition by Merrill Lynch Investment Managers since December 31, 2001.

(14)	Includes 918,818 shares issuable upon the exercise of presently exercisable stock options.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table summarizes the aggregate compensation that we paid to our Chief Executive Officer and our four other most highly compensated executive officers for services rendered during the last three fiscal years:

				Long-Term
				Compensation

	Annual Compensation			Securities
				Underlying
Name and Principal Position	Year	Salary($)	Bonus($)	Options(#)(1)

Arthur Hershaft	2001	$517,500	$225,000	60,000
Chairman	2000	$500,000	$384,375	60,000
	1999	$420,000	$256,667	50,000
Paul J. Griswold	2001	$478,923	$225,000	175,000
Chief Executive Officer	2000	$375,000	$249,844	350,000
Victor Hershaft	2001	$380,224	$—	25,000
Vice Chairman and President,	2000	$368,000	$213,000	25,000
Paxar North America*	1999	$348,000	$130,818	25,000
Jack R. Plaxe	2001	$273,000	$55,000	20,000
Senior Vice President and	2000	$260,000	$133,250	20,000
Chief Financial Officer	1999	$249,000	$124,500	15,000
James Wrigley	2001	$258,102	$50,000	20,000
President, Paxar Europe	2000	$225,000	$120,785	20,000
	1999	$242,250	$139,858	10,000

*	Retired December 31, 2001

(1)	Represents stock options granted under our 1997 Incentive Stock Option Plan or our 2000 Long-Term Performance and Incentive Plan, and includes 300,000 options granted to Mr. Griswold upon commencing his employment and 125,000 options upon signing his new employment agreement.

Option Grants in Last Fiscal Year

The following table gives more information on stock options granted during the last fiscal year. We granted a total of 858,000 stock options to all of our employees in the year ended December 31, 2001.

Individual Grants					Potential Realizable
					Value at Assumed
	Number of	Percent of			Annual Rates of Stock
	Securities	Total Options			Price Appreciation for
	Underlying	Granted to	Exercise or		Option Term
	Options	Employees	Base Price	Expiration
Name	Granted(#)	Fiscal Year	($/SH)	Date	5%	10%

Arthur Hershaft	60,000	6.99%	$10.42	1/30/2011	$396,117	$1,001,077
Paul J. Griswold	50,000	5.83%	$10.42	1/30/2011	$330,097	$834,230
	125,000	14.57%	$11.625	10/4/2011	$827,327	$2,178,114
Victor Hershaft	25,000	2.91%	$10.42	1/30/2011	$165,049	$417,115
Jack R. Plaxe	20,000	2.33%	$10.42	1/30/2011	$132,039	$333,692
James Wrigley	20,000	2.33%	$10.42	1/30/2011	$132,039	$333,692

Stock options granted under our 1990 Employee Stock Option Plan, 1997 Incentive Stock Option Plan, and 2000 Long-Term Performance and Incentive Plan provide for issuance of incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended, non-qualified stock options, and stock appreciation rights, which may be granted in tandem with non-qualified stock options. Options were granted in 2001 under the 2000 Plan, under which stock options may be granted to our officers and other key employees for a maximum term of 10 years. The price per share of an incentive stock option may not be less than the fair market value of our common stock on the date the option is granted. Only options granted up to a fair market value of $100,000 worth of common stock (the value being determined as of the date of the grant) exercisable for the first time during any calendar year can qualify as incentive stock options under the Internal Revenue Code.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option Values

The following table shows the number and value of stock options that each of the persons named below exercised during the year ended December 31, 2001. It also shows the number of exercisable and unexercisable options each of those persons held at the end of 2001, as well as the amount he would have received had he exercised his options on December 31, 2001, the last day of the year on which the New York Stock Exchange was open. On that date, the last reported sales price of our common stock was $14.20.

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-the-Money Options/SARs
	Shares		Options/SARs at FY-End(1)		at FY-End($)(1)
	Acquired on	Value
Name	Exercise(#)	Realized($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Arthur Hershaft	—	—	115,144	147,447	$239,544	$587,739
Paul J. Griswold	—	—	75,000	400,000	$366,563	$1,610,563
Victor Hershaft	—	—	106,446	62,500	$460,032	$248,791
Jack Plaxe	—	—	117,531	42,500	$62,028	$186,503
James Wrigley	10,000	$40,497	16,250	42,500	$5,250	$173,973

(1)	The figures have been adjusted for stock splits effectuated in the form of stock dividends issued subsequent to the date of grant of such options.

Compensation of Directors

Directors who are also our employees receive no fee for their services as directors. Each of our outside directors is paid an annual fee of $20,000, $1,000 for attendance at each meeting of the Board of Directors, and $750 for each Committee meeting when there is no Board Meeting. Committee Chairmen receive an additional annual fee of $2,000. The Company grants 6,000 stock options to each Director every year.

Under our Deferred Compensation Plan for Directors, which was approved at our 1998 Annual Meeting, Directors who are not employees can defer receipt of their fees and have them credited to an account that is based on Units determined by reference to our common stock. If a Director elects to defer his fees, we will credit the Director’s account with Units equal to that number of shares that the fees would have bought based on the closing price of our common stock on the previous day. The number of Units will increase with stock splits or stock dividends and upon payment of cash dividends; the number of Units will decrease with reverse stock splits and similar reorganizations. When a Director elects to receive payment for deferred fees, the Director will receive an amount equal to the number of Units multiplied by the closing price of our common stock on the day before the election.

Employment Contracts and Termination of Employment and Change of Control Arrangements

Arthur Hershaft’s Employment Agreement

Term and Duties. We entered into an Employment Agreement with Arthur Hershaft, our Chairman, on July 11, 2001, which superseded our 1986 Employment Agreement with Mr. Hershaft. The Agreement was effective as of January 1, 2001, and ends on December 31, 2005 (the “Agreed Retirement Date”). Under

the Agreement, we employed Mr. Hershaft as our Chief Executive Officer until September 1, 2001, and thereafter as a senior executive officer reporting to our Board until his Agreed Retirement Date or his earlier retirement. Mr. Hershaft will also act as our Chairman until December 31, 2003, and continue as a Board member until December 31, 2010.

Compensation. Mr. Hershaft’s compensation under the Agreement consists of a base salary, incentive compensation, and stock options. Mr. Hershaft’s base salary, which was $517,500 during 2001, may be increased from time to time by the Board and may be decreased provided that the base salaries of other executive officers are commensurately decreased. While Mr. Hershaft is our Chairman, his incentive compensation will be 75% of his base salary if we achieve 100% of our target criteria for payment of the incentive compensation; thereafter, his incentive compensation will be 50% of his base salary if we achieve 100% of our targets. Mr. Hershaft will be eligible to receive grants of stock options for service through 2003 in accordance with our policy for senior executive officers. Grants for service in 2004 and 2005 will be at the discretion of the Board. Mr. Hershaft is also entitled to receive benefits consistent with those of other executive officers while he is a senior executive officer.

Supplemental Retirement Benefit. We have agreed to pay Mr. Hershaft a supplemental retirement benefit (“SRB”) upon termination of his employment equal to 60% of his “Final Average Compensation,” defined as an average of his highest three years’ compensation during the preceding five to seven years, depending on the date his employment terminates.

Upon his retirement, we will also provide Mr. Hershaft and his wife certain health insurance benefits, we will provide him with an administrative assistant and an office consistent with his position, duties and responsibilities, and his unvested stock options will immediately vest. We have also agreed to pay Mr. Hershaft’s spouse a retirement benefit equal to 50% of his SRB, if he predeceases her. If there is a change of control of Paxar, Mr. Hershaft will have the right to require us to establish an irrevocable trust for the purpose of paying his SRB, and we will make an irrevocable contribution to the trust in an amount sufficient to pay the SRB to him and his spouse.

Termination of Employment. If we terminate Mr. Hershaft’s employment without cause or he terminates his employment for good reason before the Agreed Retirement Date, we will continue to pay Mr. Hershaft’s base salary until the Agreed Retirement Date and will pay him annual incentive compensation as if we had achieved 100% of our targets for each year. All of Mr. Hershaft’s unvested options will become vested, and we will begin to pay his SRB immediately after the Agreed Retirement Date.

If Mr. Hershaft’s employment terminates before the Agreed Retirement Date due to his voluntary retirement or his death or total disability, we will begin to pay the SRB to him (or 50% of the SRB to his spouse in the case of his death), he will be entitled to receive his other retirement benefits upon termination of his employment, and his unvested stock options will immediately vest and be exercisable for the remainder of their term. If we terminate Mr. Hershaft’s employment for cause, we will begin to pay his SRB to him upon termination of his employment.

Change of Control. If, after a change of control, we (or our successor) terminate Mr. Hershaft’s employment without cause, or he terminates his employment for good reason, we will be required to pay him an additional lump sum termination payment. The payment will be equal to (1) 2.99 times the sum of his base salary plus incentive compensation payable at 100% of targets, minus (2) payments of his base salary and incentive compensation to be made for the balance of the term of this Agreement. In no event will we be required to pay more than $1.00 less than the amount that would trigger excise tax on a parachute payment under the Internal Revenue Code.

Restrictive Covenants. Mr. Hershaft has agreed that for five years after termination of his employment, he will not compete with us and will not solicit our customers or our employees. In addition, he has agreed not to disclose or use any of our proprietary information or make any disparaging comments about us without any time limitation.

Paul Griswold’s Employment Agreement

Term and Duties. We entered into a new Employment Agreement with Paul Griswold, our Chief Executive Officer, on October 5, 2001, which superseded our February 28, 2000 Employment Agreement with Mr. Griswold. The Agreement was effective retroactive to August 10, 2001, and ends on February 28, 2005. If neither party gives a notice of termination by February 28, 2005, the Agreement will continue until terminating on February 28, 2010 (the “Termination Date”).

Under the Agreement, we agreed to employ Mr. Griswold as our Chief Executive Officer. We have also agreed to nominate Mr. Griswold for election as a Director and to appoint Mr. Griswold as our Chairman on January 1, 2004, or upon Arthur Hershaft’s earlier retirement as our Chairman.

Compensation. Mr. Griswold’s compensation under the Agreement consists of a base salary of $500,000, incentive compensation, and stock options. Mr. Griswold’s base salary may be increased or decreased from time to time by the Board. Mr. Griswold’s incentive compensation will be 75% of his base salary if we achieve 100% of our target criteria for payment of the incentive compensation. Mr. Griswold received a grant of 125,000 options upon signing the Agreement and will be eligible to receive grants of stock options in accordance with our policy for senior executive officers. Mr. Griswold is also entitled to receive benefits consistent with those of other executive officers while he is a senior executive officer.

Supplemental Retirement Benefit. We have agreed to pay Mr. Griswold a supplemental retirement benefit (“SRB”), which vests upon completion of five years of employment (including periods for which Mr. Griswold is receiving payments as a result of our termination of his employment without cause or his termination of employment for good reason). Mr. Griswold’s SRB will be equal to 60% of the average of his highest three years’ compensation in the five years immediately preceding termination of his employment. We will begin paying the SRB to Mr. Griswold when he reaches age 65. Mr. Griswold may elect to have payments begin earlier than age 65 (but not earlier than age 55), subject to a 3% per year reduction in the percentage benefit. We have also agreed to pay Mr. Griswold’s spouse a retirement benefit equal to 50% of his SRB, if he predeceases her. Mr. Griswold will not receive an SRB if we terminate his employment for cause or he terminates his employment without good reason before February 28, 2005.

Termination of Employment. If we terminate Mr. Griswold’s employment without cause or he terminates his employment for good reason, we will continue to pay Mr. Griswold’s base salary until February 28, 2005, or for two years after termination of his employment, if that date is later. The payments will terminate on his death and will be reduced by any compensation that he earns from other employment during that period. We will also continue to provide him with benefits through February 28, 2005, and his unvested stock options and SRB will immediately vest.

If we terminate Mr. Griswold’s employment without cause effective on or after February 28,

2005, we will continue to pay Mr. Griswold’s base salary for two years after the termination of his employment, but in no event after February 28, 2010. The severance payments will be reduced by the amount of compensation that he earns during such two-year period and by any payments of his SRB during that period.

If Mr. Griswold’s employment terminates due to his death or total disability, his unvested stock options will immediately vest and be exercisable for the remainder of their term. If we terminate Mr. Griswold’s employment for cause, we will have no obligation to make severance payments to him.

Change of Control. If, after a change of control, we (or our successor) terminate Mr. Griswold’s employment without cause, or he terminates his employment for good reason, we will be required to pay him an additional lump sum termination payment. The payment will be equal to (1) 2.99 times the sum of his base salary plus incentive compensation payable at 100% of targets, minus (2) payments of his base salary and incentive compensation to be made for the balance of the term of this Agreement. In no event will we be required to pay more than $1.00 less than the amount that would trigger excise tax on a parachute payment under the Internal Revenue Code.

Restrictive Covenants. Mr. Griswold has agreed that for three years after termination of his employment, he will not compete with us and will not solicit our customers or our employees. In addition, he has agreed not to disclose or use any of our proprietary information or make any disparaging comments about us without any time limitation.

Victor Hershaft’s Agreement

Term of Employment and Duties. We entered into an Agreement with Victor Hershaft on October 31, 2001, which superseded his 1989 Employment Agreement. The Agreement provided for his continued employment as President, Paxar North America, through December 31, 2001, on which date Mr. Hershaft retired as an employee of Paxar. On December 31, 2001, his unvested stock options immediately vested and will remain exercisable throughout their remaining term. Mr. Hershaft is currently serving as a Director; his current term expires in 2003.

Consulting Agreement. Under the Agreement, we have agreed to retain Mr. Hershaft as a consultant for two years at an annual fee equal to his 2001 base annual salary of $380,880. During the consulting period, Mr. Hershaft will also be entitled to participate in our medical and dental benefits plan and our life and disability insurance plan on the same basis as our senior executive officers. Mr. Hershaft is not required to devote more than ten hours per week to providing consulting services to us under the Agreement.

Supplemental Retirement Benefit. We have agreed to pay Mr. Hershaft a supplemental retirement benefit (“SRB”) equal to 60% of the average of his highest three years’ compensation from 1996 through 2001 when he reaches age 65. Mr. Hershaft may elect to have payments begin earlier than age 65 (but not earlier than age 60), subject to a 3% per year reduction in the percentage benefit. We have also agreed to pay Mr. Hershaft’s spouse a retirement benefit equal to 50% of his SRB, if he predeceases her. If there is a change of control of Paxar, Mr. Hershaft will have the right to require us to establish an irrevocable trust for the purpose of paying his SRB, and we will make an irrevocable contribution to the trust in an amount sufficient to pay the SRB to him and his spouse.

Termination of Consultancy. If we terminate Mr. Hershaft’s services as a consultant without cause or he terminates his consultancy due to our material breach of the Agreement, we will continue to pay Mr. Hershaft’s consulting fee and provide him with benefits until Decem-

ber 31, 2003. The payments and benefits will terminate on his earlier death or total disability.

If Mr. Hershaft’s services as a consultant terminate due to his death or total disability, if we terminate Mr. Hershaft’s consultancy for cause, or if he terminates his consultancy without cause, we will have no further obligation to pay consulting fees under the Agreement.

Restrictive Covenants. Mr. Hershaft has agreed that for five years after termination of his consultancy, he will not compete with us and will not solicit our customers or our employees. In addition, he has agreed not to disclose or use any of our proprietary information or make any disparaging comments about us without any time limitation.

Jack Plaxe’s Change of Control Employment Agreement

On August 12, 1998, the Board of Directors approved entering into Change of Control Employment Agreements with certain key executives. On April 20, 1999, we entered into such an agreement with Jack Plaxe, Senior Vice President and Chief Financial Officer. The agreement provides, pursuant to the Board’s August 12, 1998 authorization, that if there is a change of control of the Company, and we either terminate Mr. Plaxe’s employment without cause within three years after a change of control, or if he terminates his employment for good reason during that period, Mr. Plaxe will be entitled to not less than 2.99 times the sum of his annual base salary and the bonus that he would have earned assuming that we achieved 100% of the criteria for a bonus payment during the year of termination, continued health insurance benefits and outplacement services.

Compensation Committee Interlocks and Insider Participation

Members of the Executive Development and Compensation Committee have never served as our officers or employees or officers or employees of any of our subsidiaries. During the last fiscal year, none of our executive officers served on the Board of Directors or Compensation Committee of any other entity whose officers served either on our Board of Directors or our Executive Development and Compensation Committee.

Report of the Executive Development and Compensation Committee (“the EDC Committee”) of the Board of Directors on Executive Compensation

Executive Compensation Philosophy. Paxar’s executive compensation philosophy emphasizes three guiding principles. First, providing a competitive executive compensation package that enables us to attract, motivate and retain talented executives. Second, basing a major portion of each executive’s annual cash compensation on Paxar’s annual profitability or the annual profitability of the group or unit for which the executive is primarily responsible. Third, aligning the financial interests of executives with long-term total shareholder return, particularly through stock options and performance awards based on stock.

The executive compensation program has three major components: base salaries, annual incentives, and long-term incentives.

Base Salaries. Executive officers receive base salaries as compensation for their job performance, abilities, knowledge, and experience. The base salaries of Arthur Hershaft and Paul J. Griswold are determined under the terms of their respective employment contracts with us, as discussed in the section captioned, “Employment and Change of Control Arrangements” beginning on page 13. Apart from any contractual commitments, we intend to maintain base salaries at competitive levels in the marketplace for comparable executive ability and experience and to place more emphasis on the incentive portion of executive compensation, thereby correlating compensation to performance. Normally, we re-

view base salaries annually and determine increases based upon an executive officer’s contribution to corporate performance and competitive market conditions. This year’s new contracts with Arthur Hershaft and Paul Griswold reflected their contributions under difficult economic conditions in 2001 while implementing a seamless transition of the CEO’s responsibilities from Mr. Hershaft to Mr. Griswold.

Annual Incentive Compensation. We have adopted an annual incentive compensation program based upon corporate performance criteria to augment the base salaries paid to executive officers. The measurement for senior corporate executives in 2001 was weighted 75% on increasing earnings per share (“EPS”) and 25% on increasing Economic Profit (net operating profit after tax plus a cost-of-capital charge). Actual achievement was insufficient to generate a pay-out other than for a small number of our group and unit executives. Nevertheless, we decided it would be appropriate to recognize members of the senior executive management team, including Arthur Hershaft, Paul Griswold and others, who contributed to certain outstanding achievements in 2001, such as the implementation of the Reshaping Initiative, three successful acquisitions, the generation of EPS of $.76 in a difficult economic environment on $22 million less in sales revenue, and an increase of $160 million in market value for Paxar’s shareholders, a performance significantly better than the three leading indices. Therefore, we authorized payment of discretionary bonuses to the executives responsible for these accomplishments, but at an average rate of less than 50% of the amount originally budgeted under the 2001 Plan. For 2002, the plan we adopted will measure senior corporate executives 60% on financial metrics and 40% on subjective factors of personal business commitments (20%), to be agreed upon by the executive and his or her manager, and leadership (20%), which will be based on being models of the key components of teamwork, trust, competency and leading change.

Long-Term Incentives. For 2002 and the future, our Committee and the Board of Directors believe that the Paxar 2000 Long-Term Performance and Incentive Plan (“the 2000 Plan”) continues to provide an excellent vehicle for rewarding performance by our executives and retaining their services for the future, using both stock options and performance shares. The stock and stock-based awards made under the 2000 Plan are measured against various quantitative and qualitative targets and should qualify as “performance based” for compliance with Section 162(m) of the Internal Revenue Code, which otherwise limits deductibility of compensation. For performance share awards, which were made on a selected basis to a group of key executives in 2000 and a similar group in 2002, Performance Share Unit payments will be measured by determining, over a three-year period (for 2000 awards, the period 2000 through 2002; for 2002 awards, the period 2002 through 2004), the total shareholder return of Paxar’s common stock as compared to return of the performance of the S&P 600 Index over the same time period.

Signed             Leo Benatar, Chairman

                        David L. Kolb
                        David E. McKinney

PERFORMANCE GRAPH

The following graph compares on a cumulative basis the yearly percentage change, assuming dividend reinvestment, over the last five fiscal years in the total shareholder return on our common stock compared with (a) the total return on the Russell 2000 Index (“the Russell 2000”), (b) the total return on the Standard & Poor’s SmallCap 600 Index (“the S&P 600”), and (c) the total return on a peer group index. The Russell 2000 is a small capitalization index.

The average market capitalization of companies included in the Russell 2000 is approximately $530 million. The S&P 600 is a capitalization-weighted index of 600 domestic stocks chosen for market size, liquidity and industry representation, initiated in 1994. In 2000, the average market capitalization of the 10 largest companies in the S&P 600 was $2.4 billion and for the 10 smallest, $407 million. The peer group is an index weighted by the relative market capitalization of 10, initially 11, companies that were originally selected for being in related industries with revenues between $100 million and $2.5 billion in their most recently reported fiscal years, and for having five-year compound annual revenue growth of at least 10%. The 10 are: Brady Corp., Checkpoint Systems, Inc., Moore Corporation Limited, PSC Inc., The Reynolds & Reynolds Company, Standard Register Co., Symbol Technologies, Inc., Wallace Computer Services, Inc., Zebra Technologies Corporation, and Unova, Inc. Some of these companies no longer meet these criteria. Accordingly, we believe that the peer group index is no longer a representative performance measurement. Therefore, we have decided, in the future, to replace the peer group index with the S&P 600 Index, which is shown for the first time this year. We are one of the constituent companies of the S&P 600.

The following graph assumes that $100 had been invested in each of Paxar Corporation, the Russell 2000, the S&P 600, and the 10 member 2001 Peer Group on December 29, 1996.

5-YEAR CUMULATIVE TOTAL RETURN

COMPARISON AMONG PAXAR CORPORATION,
RUSSELL 2000, S&P 600, AND PEER GROUP INDEX

TOTAL SHAREHOLDER RETURNS

ASSUMES $100 INVESTED ON JANUARY 1, 1997

ASSUMES DIVIDEND REINVESTED
FISCAL YEAR ENDING DECEMBER 31, 2001

The immediately preceding sections entitled “Executive Compensation” and “Performance Graph” do not constitute soliciting material for purposes of SEC Rule 14a-9, will not be deemed to have been filed with the SEC for purposes of Section 18 of the Securities Exchange Act of 1934, and are not to be incorporated by reference into any other filing that we make with the SEC.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On July 11, 2001, we entered into a Stock Repurchase Agreement with Arthur Hershaft, our Chairman. Under the Agreement, Mr. Hershaft agreed that he would only sell or otherwise transfer his Paxar common stock as provided in the Agreement. The Agreement terminates on July 31, 2013, but Mr. Hershaft can terminate it at any time within six months after a change of control of Paxar.

Put Option. During any period of 12 consecutive months (a “Rolling 12-Month Period”), Mr. Hershaft will have the right to sell to us the sum of (i) approximately 400,000 shares of our common stock plus (ii) the number of shares, on a cumulative basis, that he had the right to sell to us in prior periods, but as to which he did not exercise his option to sell. However, he may not put more than approximately 800,000 shares to us during any 12-month period. In addition, if he exercises his right, he must sell us at least approximately 200,000 shares. Mr. Hershaft may exercise his right only during the two-week “window period” after release of our quarterly earnings. The purchase price for the shares will be equal to the average of the closing sale prices of our common stock on the New York Stock Exchange on the seven trading days immediately preceding the date on which he exercises his option.

Limitations. We will not be obligated to purchase shares from Mr. Hershaft if the total purchase price of the shares put plus all shares purchased during the preceding 12 months under the Agreement would exceed 25% of our cash flow for the four consecutive full fiscal quarters ended immediately before his exercise of the option. Cash flow is defined as earnings before interest, taxes, depreciation, and amortization, minus capital expenditures during the period. We are also not obligated to make such purchases if they would result in a breach of the covenants in our loan agreements or a violation of the New York Business Corporation Law or any other applicable statute or regulation.

Exceptions. Mr. Hershaft’s obligation to sell his shares to us under the Agreement as provided above is subject to the following exceptions:

•	Cash Flow, Covenant and Legal Limitations. If we are restricted from purchasing all shares Mr. Hershaft puts to us due to the cash flow, covenant or legal restrictions described above, then we will be obligated to purchase the maximum number of shares put to us without exceeding the limitation. The minimum put amount will not be effective.

•	Right of First Refusal. If Mr. Hershaft receives a bona fide offer to purchase his shares in a block from an unaffiliated third party, we will have the right to purchase such shares on the same terms for three business days. If we do not exercise that right, he will have the right to sell the shares to the third party on the same terms for 10 business days.

•	Sale of Option Shares. Mr. Hershaft will have the right to sell publicly any shares he subsequently acquires pursuant to the exercise of his stock options.

•	Gifts and Other Transfers. Mr. Hershaft may transfer his shares to a trust for the benefit of his family members without offering to sell them to us, provided that the trustees of the trust agree to be bound by the Agreement. He may also give up to a total of 100,000 shares to charitable institutions and family members during any Rolling 12-Month Period free from the restrictions of the Agreement.

•	Pledges. Mr. Hershaft has the right to pledge up to approximately 800,000 shares as collateral for loans from financial institutions, provided that the pledgee agrees to our right to purchase such shares under the Agreement before they are sold publicly. All pledged shares sold will be deemed shares put to us for purpose of determining the limitation on the number of shares Mr. Hershaft may put to us in future Rolling 12-Month Periods.

•	Sales by Mr. Hershaft’s Estate. Mr. Hershaft’s estate may put up to approximately 800,000 shares to us during the first 12 months after his death without being subject to the cash flow limitation described above. His estate may exercise the put option at any time, regardless of the window period. In addition, if the estate requires additional funds to pay estate taxes, we will have the right to purchase additional shares under the Agreement before they can be sold publicly.

•	Sales by Mr. Hershaft’s Beneficiaries. Any marital trust established by Mr. Hershaft’s will for the benefit of his surviving spouse will have the cumulative right to sell publicly one-half of the shares it receives in each of the first two years after distribution. Mr. Hershaft’s other beneficiaries will have the cumulative right to sell publicly one-third of the shares that they receive in each of the first three years after distribution. Sales by such marital trust and other beneficiaries will be subject to our right of first refusal to purchase them under the Agreement before they are sold publicly. All restrictions on sales by a marital trust will end two years after distribution and by other beneficiaries will end three years after distribution.

We lease a plant in Sayre, Pennsylvania from Arthur Hershaft and other Hershaft family members, at an annual rent of $108,000. Management believes that the terms of this transaction are no less favorable to Paxar than the terms obtainable from non-affiliated persons.

The law firm of Snow Becker Krauss P.C., of which Jack Becker is a principal, serves as our principal outside counsel.

We renewed our directors and officers’ liability insurance from St. Paul Mercury Insurance Company under a contract covering the period from April 30, 2001, through April 30, 2002 at an aggregate annual premium of $160,000. The policy insures us and our Directors and officers in accordance with the indemnification provisions of the New York Business Corporation Law.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE ELECTION OF THE NOMINEES LISTED IN PROPOSAL 1.

INDEPENDENT ACCOUNTANTS

Our Board of Directors has adopted a plan, recommended by its Audit Committee, to change our independent auditing firm approximately every seven years. Arthur Andersen LLP has served in that capacity for more than seven years. Accordingly, on February 20, 2002, we informed Arthur Andersen LLP that its engagement as our independent public accountants to audit and certify our financial statements would be discontinued effective upon the completion of the audit of our December 31, 2001 financial statements.

Arthur Andersen’s reports for the two most recent fiscal years did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. During the fiscal years ended December 31, 2000 and 2001, and the interim period through February 20, 2002, there were no disagreements between Arthur Andersen and us on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

We are interviewing and evaluating the four other major international accounting firms to become our independent auditing firm, but have not yet made a choice. Until a replacement has been selected, Arthur Andersen LLP has agreed to provide required auditing services for us, such as reviewing our Report on Form 10-Q for the

First Quarter of 2002, due May 14, 2002. Representatives of Arthur Andersen LLP are not expected to attend our 2002 Annual Meeting of Shareholders.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act requires our officers and directors, and persons who own more than ten percent of any class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and persons who own more than ten percent of our equity securities are required by regulation to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of the copies of those reports we have received, or written representations that no other reports were required for those persons, we are not aware of any failures to file reports or report transactions in a timely manner during the fiscal year ended December 31, 2001.

DEADLINE FOR RECEIPT OF SHAREHOLDER PROPOSALS

If you wish to submit proposals for possible inclusion in the Proxy Statement intended for our 2003 Annual Meeting of Shareholders, we must receive them no later than December 1, 2002 in order for them to be included in the Proxy Statement and form of proxy relating to that Annual Meeting. Proposals should be mailed to Paxar Corporation, to the attention of our Secretary, Robert S. Stone, 105 Corporate Park Drive, White Plains, New York 10604. In addition, nominations for director and other business to be properly brought before any meeting of shareholders must be received by February 10, 2003.

OUR ANNUAL REPORT ON FORM 10-K

If you own our common stock, you can obtain copies of our Annual Report on Form 10-K for the fiscal year ended December 31, 2001, as filed with the SEC, including the financial statements, without charge, by writing to Investor Relations: Attn: Mr. Robert Powers, Paxar Corporation, 105 Corporate Park Drive, White Plains, New York 10604. You can also access the 2001 Form 10-K on our website at www.paxar.com by clicking on Investor Relations and then on SEC Filings. The 10-K can also be found on the SEC’s website at www.sec.gov.

By Order of the Board of Directors

Robert S. Stone, Secretary

White Plains, New York

March 29, 2002

Please mark
votes as in
this example

         1.     To elect five Directors to serve for two-year terms.

FOR	WITHHOLD AUTHORITY
all nominees	to vote for all nominees
listed below	listed below

(Instructions: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH OR OTHERWISE STRIKE OUT THE NAME BELOW)

Nominees:	01 Arthur Hershaft	04 Thomas R. Loemker

	02 Joyce F. Brown	05 James C. McGroddy

03 David L. Kolb

The undersigned hereby revokes any other proxy to vote at such Annual Meeting, and hereby ratifies and confirms all that said attorneys and proxies, and each of them, may lawfully do by virtue hereof. With respect to matters not known at the time of the solicitations hereof, said proxies are authorized to vote in accordance with their best judgment.

Please mark, sign, date and return the Proxy Card promptly using the enclosed envelope.

Signature(s)___________________________________________________________ Date__________________________ 2002

The signature(s) hereon should correspond exactly with the name(s) of the Shareholder(s) appearing on the Stock Certificate. If stock is jointly held, all joint owners should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If signer is a corporation, please sign the full corporate name, and give title of signing officer.

  FOLD AND DETACH HERE

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Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet		Telephone		Mail
http://www.eproxy.com/pxr		1-800-435-6710
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site. You will be prompted to enter your control number, located in the box below, to create and submit an electronic ballot.	OR	Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. You will be prompted to enter your control number, located in the box below, and then follow the directions given.	OR	Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.

You can view the Annual Report and Proxy Statement
on the internet at: http://www.paxar.com
<http://www.paxar.com>

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

PAXAR CORPORATION

ANNUAL MEETING OF SHAREHOLDERS

          The undersigned, a holder of common stock of Paxar Corporation, a New York corporation (the “Company”), hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement, each dated March 29, 2002, and hereby appoints ARTHUR HERSHAFT, PAUL J. GRISWOLD and ROBERT S. STONE, and each of them, the proxies of the undersigned, each with full power to appoint their substitutes, and hereby authorizes them to attend, represent and vote for the undersigned, all of the shares of the Company held of record by the undersigned on March 20, 2002 at the Annual Meeting of Shareholders of Paxar, to be held on April 30, 2002 at 9:30 a.m., at the Hotel Intercontinental New York, 111 East 48th Street, New York, New York 10017, and any adjournment or adjournments thereof, as follows:

         THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED, OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED AS RECOMMENDED BY THE BOARD OF DIRECTORS FOR THE ELECTION OF DIRECTORS AND AS SAID PROXIES SHALL DEEM ADVISABLE ON SUCH OTHER BUSINESS AS MAY COME BEFORE THE MEETING.

(To be Signed on Reverse Side)

  FOLD AND DETACH HERE